Exhibit 99.1

Genesis Energy, L.P. Completes Acquisition of Enterprise Offshore Pipeline and Services Business

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) announced today that it has completed the acquisition of Enterprise Products Partners L.P.’s offshore pipeline and services business from Enterprise and its affiliates previously announced on July 16, 2015. The purchase price was approximately $1.5 billion. The Enterprise offshore business serves some of the most active drilling and development regions in the United States, including deepwater production fields in the Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Enterprise offshore business assets will complement and substantially expand our existing offshore pipelines segment.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding the expected benefits of the acquisition. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer